Exhibit 10.1

Innovex Announces Changes to its Board of Directors

PLYMOUTH, Minn.--(BUSINESS WIRE)--Innovex (Nasdaq:INVX) today reported the addition of two new independent Directors, Mr. John M. Clark III and Mr. Kenneth L. White and the resignation of Mr. Robert Buhrmaster.

Mr. Clark recently retired from National Semiconductor after almost 30 years of service. Mr. Clark’s most recent position with National Semiconductor was Senior Vice President, General Counsel & Secretary. “With significant experience in Sarbanes-Oxley compliance, mergers & acquisitions and public financing, John will be a great asset to help guide our future “stated Terry M. Dauenhauer, Innovex’s President & Chief Executive Officer.

Mr. White is currently an Executive Director for Finansa PCL. Finansa is a leading, Bangkok-based merchant banking group, providing a comprehensive range of financial services in Thailand and the Southeast Asia region. Mr. White is also an independent Director for Minor International PCL & Goodyear (Thailand) PCL. “Ken has 21 years of experience operating in Thailand, including having regional responsibility for Chase Manhattan Bank. As a result, he has extensive knowledge of the Thailand banking system which will be a valuable resource as we proceed forward, “stated Mr. Dauenhauer. “It is my pleasure to welcome our two new board members and look forward to working with them as we strive to maximize our shareholder value!“

In addition, effective February 1, 2008, the Board of Directors accepted the resignation of Robert Buhrmaster from the Board of Directors. “We appreciate the help and guidance Bob has provided us in his four years of service on the Board and wish him well in the future,” commented Mr. Dauenhauer.

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results, continued cash availability under Company credit facilities and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

CONTACT:
Innovex, Inc.
Douglas W. Keller, VP - Finance, 763-383-4025
Facsimile: 763-383-4090
Internet: http://www.innovexinc.com